Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	January 25, 2012
No. 1320

Coherent, Inc. Reports First Fiscal Quarter Results

SANTA CLARA, CA, January 25, 2012 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its first fiscal quarter ended December 31, 2011.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	Dec. 31, 2011	Oct. 1, 2011	Jan. 1, 2011
GAAP Results
(in millions except per share data)
Bookings	$201.8	$195.4	$234.4
Net sales	$190.8	$208.0	$183.1
Net income	$17.1	$31.4	$19.1
Diluted EPS	$0.71	$1.25	$0.76

Non-GAAP Results
(in millions except per share data)
Net income	$19.7	$24.2	$21.4
Diluted EPS	$0.82	$0.96	$0.85

FIRST FISCAL QUARTER DETAILS

For the first fiscal quarter ended December 31, 2011, Coherent announced net sales of $190.8 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $17.1 million, or $0.71 per diluted share.  These results compare to net sales of $183.1 million and net income of $19.1 million, or $0.76 per diluted share, for the first quarter of fiscal 2011.  Non-GAAP net income for the first quarter of fiscal 2012 was $19.7 million, or $0.82 per diluted share.  Non-GAAP net income for the first quarter of fiscal 2011 was $21.4 million, or $0.85 per diluted share. For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of our release.

Net sales for the fourth quarter of fiscal 2011 were $208.0 million and net income, on a GAAP basis, was $31.4 million, or $1.25 per diluted share.  Coherent’s tax expense for the fourth quarter of fiscal 2011 was reduced by approximately $9.7 million due to the release of tax reserves and related interest as a result of an IRS settlement and the closure of open tax years. Non-GAAP net income for the fourth quarter of fiscal 2011 was $24.2 million, or $0.96 per diluted share.

Bookings received during the first fiscal quarter ended December 31, 2011 of $201.8 million decreased 13.9% from $234.4 million in the same fiscal quarter of the prior year and increased by 3.3% compared to bookings of $195.4 million in the immediately preceding quarter.  The book-to-bill ratio was 1.06, resulting in backlog of $365.5 million at December 31, 2011 compared to a backlog of $356.5 million at October 1, 2011 and a backlog of $308.9 million at January 1, 2011.

“Coherent had good first quarter results despite the shadows cast by a credit crunch in China and sovereign debt woes in Europe. On the bookings side, we received orders for annealing lasers from two new customers in the flat panel display space and maintained market share gains in the research market,” said John Ambroseo, Coherent’s President and Chief

Executive Officer.  “There has been a noticeable shift in customer sentiment since the start of the calendar year.  OLED TV demos at CES drew significant interest and TV manufacturers are targeting shipments later this year.  There is improving outlook from semiconductor equipment manufacturers.  Credit is expected to ease in China following the Chinese New Year celebration, which should increase demand in the materials processing and advanced packaging and interconnects markets.  We are well positioned in these markets due to a strong product portfolio and solid product pipeline.”

Coherent ended the quarter with cash and short term investments of $203.1 million, a decrease of $17.1 million from cash and short term investments of $220.2 million at October 1, 2011. During the quarter ended December 31, 2011, the Company repurchased 450,500 shares of common stock at a cost of $20.7 million.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended
	December 31,	October 1,	January 1,
	2011	2011	2011

Net sales	$190,767	$207,961	$183,111
Cost of sales (A) (B)	110,408	118,464	100,717
Gross profit	80,359	89,497	82,394
Operating expenses:
Research & development (A) (B)	18,779	19,718	18,530
Selling, general & administrative (A) (B)	34,631	36,459	36,078
Intangibles amortization	1,636	1,879	2,095
Total operating expenses	55,046	58,056	56,703
Income from operations	25,313	31,441	25,691
Other income (expense), net (B)	518	(25)	1,754
Income before income taxes	25,831	31,416	27,445
Provision for income taxes(C)	8,780	36	8,332
Net income	$17,051	$31,380	$19,113

Net income per share:
Basic	$0.73	$1.27	$0.77
Diluted	$0.71	$1.25	$0.76

Shares used in computation:
Basic	23,462	24,697	24,688
Diluted	23,961	25,167	25,268

(A)       Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

	Three Months Ended
Stock-related compensation	Dec. 31,	Oct. 1,	Jan. 1,
expense	2011	2011	2011
Cost of sales	$369	$374	$244
Research & development	393	390	337
Selling, general & administrative	3,260	2,676	2,342
Impact on income from operations	$4,022	$3,440	$2,923

For the quarters ended December 31, 2011, October 1, 2011 and January 1, 2011, the impact on net income, net of tax was $2,694 ($0.11 per diluted share), $2,489 ($0.10 per diluted share) and $2,248 ($0.09 per diluted share), respectively.

(B)       Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

	Three Months Ended
Deferred compensation	Dec. 31,	Oct. 1,	Jan. 1,
expense (benefit)	2011	2011	2011
Cost of sales	$4	$(50)	$50
Research & development	19	(206)	195
Selling, general & administrative	116	(1,390)	1,495
Impact on income from operations	$139	$(1,646)	$1,740

For the quarters ended December 31, 2011, October 1, 2011 and January 1, 2011, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was expense of $54, expense of $1,763 and income of $1,553, respectively.

(C)       The fourth fiscal quarter ended October 1, 2011 includes a $9,686 ($0.38 per diluted share) benefit from the release of tax reserves and related interest as a result of an IRS settlement and the closure of open tax years.

Summarized balance sheet information is as follows (unaudited, in thousands):

	December 31, 2011	October 1, 2011
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$203,083	$220,203
Accounts receivable, net	130,581	141,037
Inventories	148,047	152,385
Prepaid expenses and other assets	75,579	67,021
Total current assets	557,290	580,646
Property and equipment, net	106,028	104,504
Other assets	154,811	158,116
Total assets	$818,129	$843,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$15	$15
Accounts payable	35,379	39,841
Other current liabilities	109,831	122,549
Total current liabilities	145,225	162,405
Other long-term liabilities	63,580	62,860
Total stockholders’ equity	609,324	618,001
Total liabilities and stockholders’ equity	$818,129	$843,266

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended
	December 31, 2011	October 1, 2011	January 1, 2011
GAAP net income	$17,051	$31,380	$19,113
Stock-related compensation expense	2,694	2,489	2,248
One-time tax expense (benefit)	—	(9,686)	—
Non-GAAP net income	$19,745	$24,183	$21,361

Non-GAAP net income per diluted share	$0.82	$0.96	$0.85

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to customer sentiment, the interest in and impact of OLED televisions and the timing of any shipments thereof, the outlook of semiconductor equipment manufacturers, timing of credit availability in China, demand in the materials processing and advanced packaging and interconnects markets, as well as the position of the Company and its products in such markets.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions and, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, government economic policies in China and other regions of the world and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056—0980 • Telephone (408) 764-4000